Exhibit 99.1

Enlightify Inc. Announces Delisting From NYSE

XI’AN, CHINA, October 27, 2025 (GLOBE NEWSWIRE) -- Enlightify Inc. (NYSE: ENFY) (“Enlightify” or the “Company”), today announced that it has received notification from the New York Stock Exchange (“NYSE”) on October 13, 2025, that the NYSE has determined to commence proceedings to delist the Company’s common stock from the exchange.

The NYSE determined that the Company was no longer in compliance with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual, which requires listed companies to maintain an average global market capitalization average global market capitalization over a consecutive 30 trading day period of at least $15,000,000.

The Company does not intend to appeal the NYSE’s determination. Accordingly, the NYSE is expected to file a Form 25 with the Securities and Exchange Commission (“SEC”) to remove the Company’s common stock from listing and registration on the NYSE. The delisting will become effective 10 days after the Form 25 is filed.

Following the delisting, the Company expects that its common stock will be quoted on the OTC Markets Group Inc. under the same ticker symbol (ENFY). The Company intends to continue to file periodic reports with the SEC under the Securities Exchange Act of 1934, as amended.

For further details, please refer to the current report on Form 8-K filed with the SEC.

About Enlightify Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd (“Gufeng”) and variable interest entities. In 2023, the Company started to purchase digital asset mining machines and established Antaeus Tech Inc. in the State of Delaware and mined digital assets bitcoins in the State of Texas.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, the anticipated delisting from the NYSE, potential trading of the Company’s common stock on the OTC market, and the Company’s plans and expectations following such events. These statements are subject to risks and uncertainties that could cause actual results to differ materially. The Company undertakes no obligation to update any forward-looking statements except as required by law.

For more information, please contact:

Enlightify Inc.
Tel: +86-29-88266383
Email: info@cgagri.com